Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of BNC Bancorp

We have audited the accompanying statement of assets acquired and liabilities assumed by BNC Bancorp and subsidiary (the “Company”) pursuant to the Purchase and Assumption Agreement, dated October 14, 2011, executed by the Company with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above, is fairly presented, in all material respects, as of October 14, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert, & Holland, L.L.P.

Raleigh, North Carolina
December 30, 2011

Statement of Assets Acquired and Liabilities Assumed
by Bank of North Carolina
(a wholly-owned subsidiary of BNC Bancorp)

October 14, 2011
(In thousands)
Assets
Cash and due from banks	$33,616
Investment securities available for sale	2,850
Federal Home Loan Bank stock, at cost	391
Loans covered under loss-share agreements	65,587
Other real estate owned covered under loss-share agreements	30,061
FDIC indemnification asset	33,928
Accrued interest receivable	465
Core deposit intangible	817
Other assets	745
Total assets acquired	$168,460

Liabilities
Deposits	$160,613
Deferred tax liability	2,998
Other liabilities	69
Total liabilities assumed	$163,680

Net assets acquired	$4,780

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
by Bank of North Carolina
(a wholly-owned subsidiary of BNC Bancorp)

Note 1 — Basis of Presentation

Bank of North Carolina (referred to herein as “BNC”), which was chartered in 1991, is a North Carolina chartered bank headquartered in Thomasville, North Carolina.  All of the stock for BNC is owned by BNC Bancorp (referred to herein as the “Company”) which was incorporated in North Carolina during 2002, for the purpose of acting as the holding company for BNC.  The shares of the Company’s common stock trade on the Nasdaq Global Market under the symbol “BNCN”.

The accounting and reporting policies of the Company are in conformity with accounting principles generally accepted in the United States of America.  As described in Note 2 – FDIC-Assisted Acquisition, BNC acquired certain assets and assumed certain liabilities of the former Blue Ridge Savings Bank, Inc. (referred to herein as “Blue Ridge”) in a Federal Deposit Insurance Corporation (“FDIC”)-assisted acquisition (the “Acquisition”) effective October 14, 2011.  BNC has determined that the Acquisition constitutes a business combination as defined by FASB ASC Topic 805: Business Combinations.  The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed.  Accordingly, the estimated fair values of the acquired assets, including the FDIC indemnification asset and identifiable intangible assets, and the assumed liabilities in the Acquisition were measured and recorded at the October 14, 2011 acquisition date.

Fair value of assets acquired and liabilities assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.  The following is a description of the methods used to determine the fair values of the significant assets acquired and liabilities assumed. Covered loans, covered other real estate owned and the loss-share agreements are considered nonrecurring Level 3 under the ASC.

Cash and due from banks

The carrying amounts approximate fair values due to the short-term nature of these instruments.

Investment securities available for sale

The fair values for investment securities are based on quoted market prices, where available.  If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market.  In the absence of observable inputs, fair value is estimated based on pricing models and/or discounted cash flow methodologies.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Company is required to maintain an investment in the stock of the FHLB based upon the amount of outstanding FHLB borrowings.  This stock is carried at cost.  Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost.

Covered Loans

The Bank refers to the loans acquired in the Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss-share agreements.  The fair values for loans acquired were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates.  The discount rates used for covered loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns.  The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows.  Covered loans are considered nonrecurring Level 3 under the ASC.

Covered loans acquired in business combinations with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired.  Evidence of credit quality deterioration as of the purchase dates may include information such as past-due and nonaccrual status, borrower credit scores and recent loan to value percentages.  Acquired credit-impaired loans are accounted for under the accounting guidance for loans and debt securities acquired with deteriorated credit quality, found in ASC Topic 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality, and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans.  Accordingly, allowances for credit losses related to these loans are not carried over and recorded at the acquisition dates.  Loans acquired through business combinations that do not meet the specific criteria of ASC Topic 310-30, but for which a discount is attributable, at least in part to credit quality, are also accounted for under this guidance.  As a result, related discounts are recognized subsequently through accretion based on the expected cash flow of the acquired loans.

The fair value of loans with evidence of credit deterioration (impaired loans) are recorded net of a nonaccretable difference and, if appropriate, an accretable yield.  The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses.  Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges, or a reclassification of the difference from nonaccretable to accretable with a positive impact on accretion of interest income in future periods.  Any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of those cash flows.

Covered other real estate owned

Covered other real estate owned is presented at its estimated fair value that management expects to receive when the property is sold, net of related costs of disposal.  Management used appraisals of properties to determine fair values and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date.

FDIC indemnification asset

The FDIC indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should BNC choose to dispose of them.  Fair value was estimated using projected cash flows related to the loss-share agreements based on the expected reimbursements for losses and the applicable loss-sharing percentages and the estimated true-up payment at the expiration of the loss-share agreements, if applicable.  These cash flows were discounted to reflect the estimated timing of the receipt of the loss-share reimbursement from the FDIC and the true-up payment to the FDIC.  Cash flow projections resulting from the loss-share agreements are subject to change during the term of the agreements, including the existence of and amount of any required true-up payment owed to the FDIC.

Core deposit intangible

This intangible asset represents the value of relationships that Blue Ridge had with its deposit customers.  The estimated fair value of the core deposit intangible asset was based on a valuation prepared by an independent third party.  In determining the estimated life and valuation of core deposits, the core deposit base was analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.  Based on this valuation, the core deposit intangible asset will be amortized over the projected useful lives of the related deposits on an accelerated basis.

Deposits

The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date.  The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Deferred tax liability

The deferred tax liability relates to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction.

Use of estimates

Management of BNC made a number of significant estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the statement of assets acquired and liabilities assumed.  Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, future expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the net assets acquired in the Acquisition.  Actual results could differ from those estimates.  Others provided with the same information could draw different reasonable conclusions and calculate different fair values. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

Note 2— FDIC-Assisted Acquisition

Effective October 14, 2011, BNC acquired certain assets and assumed certain liabilities of Blue Ridge from the FDIC in a FDIC-assisted transaction.  The loans and other real estate owned acquired as part of the Agreement, are covered by two loss-share agreements between the FDIC and BNC (one for single family residential mortgage loans and the other for all other loans and other real estate owned), which affords BNC significant loss protection.  Under the terms of the loss-share agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries.  The term for the loss-share agreement for single family residential mortgage loans is in effect for 10 years and the loss-share agreement for all other loans and other real estate owned is in effect for 5 years from the October 14, 2011 acquisition date and the loss recovery provisions are in effect for 10 years and 8 years, respectively, from the acquisition date.

BNC also has agreed to make a true-up payment to the FDIC 45 days after October 31, 2021 (or, if later, the time of disposition of all acquired assets pursuant to the loss-share agreements) equal to 50% of the excess, if any, of the following calculation: A-(B+C+D), where (A) equals 20% of the intrinsic loss estimate of $41.6 million; (B) equals the Net Loss Amount; (C) equals 25% of the asset (discount) bid or ($4.4 million) and (D) equals 3.5% of total Shared Loss Assets at the inception of the related loss-share agreement of $139.8 million.  Based upon BNC’s estimate, as of October 14, 2011, no true-up payment will be required to be paid to the FDIC by BNC.

Blue Ridge was a banking association headquartered in Asheville, North Carolina that operated from nine branches in North Carolina and from one branch in South Carolina.  BNC made this acquisition to enter into a new market outside the central North Carolina region and to allow BNC to further expand its geographic footprint throughout the Carolinas. The acquired assets, assumed liabilities and identifiable intangible assets were recorded at their respective acquisition date estimated fair values in accordance with ASC Topic 805. Fair values are subject to refinement for up to one year after the closing date of the Acquisition as additional information regarding closing date fair values becomes available. During this one year period, the causes of any changes in cash flow estimates are considered to determine whether the change results from circumstances that existed as of the acquisition date or if the change results from an event that occurred after the date of acquisition. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the net after-tax gain are as follows:

	October 14, 2011
	As recorded by	Fair value	As recorded
	Blue Ridge	adjustments	by BNC
	(In thousands)
Assets
Cash and due from banks	$24,716	$-	$24,716
Investment securities available for sale	2,850	-	2,850
Federal Home Loan Bank stock, at cost	391	-	391
Loans covered under loss share agreements	89,482	(23,895)	65,587
Other real estate owned covered under loss share agreements	50,368	(20,307)	30,061
FDIC indemnification asset	-	33,928	33,928
Accrued interest receivable	465	-	465
Core deposit intangible	-	817	817
Other assets	62	683	745
Total assets acquired	$168,334	$(8,774)	$159,560

Liabilities
Deposits	$160,358	$255	$160,613
Deferred tax liability	-	2,998	2,998
Other liabilities	69	-	69
Total liabilities assumed	$160,427	3,253	163,680

Excess of assets acquired over liabilites assumed	$7,907

Aggregate fair value adjustments		$(12,027)
Cash received from the FDIC			8,900
Net assets acquired (net after-tax gain)			$4,780

In connection with the transaction, BNC recorded $4.8 million in net after-tax gain associated with the Acquisition.  The net gain represents the excess of the estimated fair value of the assets acquired, including cash received from the FDIC, over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process.  Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer.

Under the terms of the Agreement, BNC has the option through January 12, 2012 to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of Blue Ridge (“Blue Ridge premises and equipment”) from the FDIC at their fair market value as of the acquisition date.  BNC and the FDIC are continuing to evaluate appraisals related to Blue Ridge premises and equipment.  Prior to the expiration of this option, BNC will notify the FDIC of its intention to purchase certain Blue Ridge premises and equipment.  Substantially all of the Blue Ridge premises and equipment subject to the purchase option described above has been leased from the FDIC on a month-to-month basis during the term of the purchase option.

Note 3 — Investment Securities Available for Sale

BNC acquired a U.S. Treasury Security having an estimated fair market value of $2.8 million in the Acquisition.  This U.S. Treasury Security subsequently matured on November 17, 2011.

Note 4 — Covered Loans

The contractual balance and fair value of acquired loans at October 14, 2011 is as follows:

	Contractual	Fair Value	Fair
	Balance	Adjustments	Value
	(In thousands)
Commercial:
Commercial real estate	$29,542	$(6,646)	$22,896
Commercial construction	14,611	(5,116)	9,495
Commercial and industrial	334	(101)	233
Total commercial	44,487	(11,863)	32,624
Noncommercial:
Residential construction	5,709	(1,965)	3,744
Residential mortgage	39,200	(10,050)	29,150
Consumer and other	86	(17)	69
Total noncommercial	44,995	(12,032)	32,963
Total loans	$89,482	$(23,895)	$65,587

Loans acquired in the Acquisition are referred to as “covered loans” as BNC will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss-share agreements.  The covered loans are reported in loans exclusive of the expected reimbursement from the FDIC.  Covered loans are initially recorded at fair value at the acquisition date.  At the acquisition date, the estimated fair value of the loan portfolio totaled $65.6 million.  The covered loans are and will be subject to the Company’s internal and external credit review and monitoring.  Prospective losses incurred on covered loans are eligible for partial reimbursement by the FDIC.  Subsequent decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan losses and related allowance for loan losses and adjustments to the FDIC receivable, or accretion of certain fair value amounts into interest income in future periods if no provision for loan losses had been recorded.

BNC evaluated the loans acquired with evidence of credit deterioration in accordance with the provisions of FASB Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality.  Credit-impaired loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that BNC will not collect all contractually required principal and interest payments.  Generally, the acquired loans that meet BNC’s definition for nonaccrual status fall within the definition of credit-impaired covered loans.  The loans acquired in the Acquisition are, and will continue to be, subject to BNC’s internal and external credit review.

The following table presents the impaired loans as of October 14, 2011:

(In thousands)

Contractually required payments receivable	$33,897
Nonaccretable difference	(12,104)
Cash flows expected to be collected	21,793
Accretable yield	(1,648)
Fair value of impaired loans acquired	$20,145

At October 14, 2011, the unpaid principal balance of acquired loans that did not have probable credit deterioration was $58.7 million with an estimated fair value of $45.4 million.  The discount of $13.3 million will be amortized on a level-yield basis over the economic life of the loans.

The following presents by loan category, an aging analysis of past due loans, based on fair value, as of October 14, 2011:

			Greater than
	30-59 days	60-89 days	90 days		Total		Total
	past due	past due	past due	Nonaccrual	past due	Current	loans
	(In thousands)

Commercial real estate	$2,061	$625	$280	$1,992	$4,958	$17,938	$22,896
Commercial construction	688	1,067	95	909	2,759	6,736	9,495
Commercial and industrial	13	-	-	-	13	220	233
Residential construction	445	116	-	900	1,461	2,283	3,744
Residential mortgage	2,457	3,341	944	1,659	8,401	20,749	29,150
Consumer and other	-	-	-	-	-	69	69
Total loans	$5,664	$5,149	$1,319	$5,460	$17,592	$47,995	$65,587

Credit quality indicators

The Company performed the calculation of the acquisition date fair values for the acquired loan portfolio, which included credit reviews and the assignment of credit grades based on various credit quality indicators, with the information that was currently available.  The indicators represent the risk rating for the loan portfolio as of October 14, 2011 based on the assessment performed. The Company uses the following definitions for credit quality indicators:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss. Loans classified as loss are considered uncollectible and are in the process of being charged-off, as soon as practical, once so classified.

The following presents by loan category and by credit quality indicator, the recorded investment in the Company’s loans, based on fair value, as of October 14, 2011:

		Pass	Special
	Total	credits	mention	Substandard	Doubtful
	(In thousands)

Commercial real estate	$22,896	$15,009	$4,178	$838	$2,871
Commercial construction	9,495	4,045	904	733	3,813
Commercial and industrial	233	233	-	-	-
Residential construction	3,744	1,657	513	396	1,178
Residential mortgage	29,150	14,742	6,412	3,798	4,198
Consumer and other	69	69	-	-	-
Total loans	$65,587	$35,755	$12,007	$5,765	$12,060

Note 5 — Core Deposit Intangible

The Company recorded an $817,000 core deposit intangible with an estimated ten-year life.  The estimated amortization expense for the core deposit intangible asset for each of the next five years is as follows:

Estimated
amortization
Year ending October 14, 2011:	expense
(In thousands)

2012	$123
2013	104
2014	89
2015	82
2016	82
2017 & thereafter	337
Total	$817

Note 6 — Deposits

Deposits assumed are composed of the following at October 14, 2011:

		Weighted
		average
		interest
	Amount	rate
	(Dollars in thousands)

Non-interest bearing demand	$2,885	-
Interest-bearing demand	57,703	0.81%
Savings	2,332	0.37%
Time deposits:
Less than $100,000	60,305	1.34%
$100,000 and greater	37,133	1.41%
Time deposits fair value adjustment	255
Total	$160,613

At October 14, 2011, scheduled maturities of time deposits were as follows:

Maturing during the 12-month period ending October 14,
(In thousands)

2012	$74,894
2013	18,312
2014	4,230
2015	2
Total	$97,438

As of October 14, 2011, Blue Ridge had $37.1 million in time deposits of $100,000 or more.  The following table provides the scheduled maturities of these time deposits:

Maturing:	(In thousands)

3 months or less	$9,011
Over 3 through 6 months	8,356
Over 6 through 12 months	10,251
Over 12 months	9,515
Total	$37,133

Note 8 — Deferred Tax Liability

The deferred tax liability of $3.0 million as of October 14, 2011, is related to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction.  For income tax purposes, the Acquisition will be accounted for as an asset purchase and the tax basis of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and related regulations.

Note 9 — Subsequent Events

Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued.  During December 2011, BNC closed four of the 10 Blue Ridge branches that were acquired from the FDIC-assisted transaction.  BNC has consolidated the branches into other branches to cut expenses and use the savings to broaden its commercial services in its new western North Carolina markets.  The branch locations closed were Stanley, Fletcher and West Asheville, North Carolina, and Greer, South Carolina.

The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date.  Management has evaluated events and transactions occurring subsequent to October 14, 2011, through the date of filing of this report.  Such an evaluation resulted in no material adjustments to the accompanying financial statement.